Exhibit 99.1

   UNITED FINANCIAL CORP.

FOR IMMEDIATE RELEASE
October 28, 2004 6:00 a.m. MT

Contact:   Kurt R. Weise
Chairman & CEO
763-512-5299

UNITED FINANCIAL CORP. ANNOUNCES SEPTEMBER 30, 2004 EARNINGS;
DECLARES QUARTERLY DIVIDEND

HIGHLIGHTS:   Assets increase 11% over last year period; YTD Net interest income up over 10%; Loans up 15% over year ago period.

Great Falls, Montana October 28, 2004 — United Financial Corp. (“United”) (NASDAQ-UBMT) today reported net income for the quarter ended September 30, 2004 of $1,014,016, or $.42 basic and $.40 diluted earnings per share, compared to $1,733,883, or $.71 basic and $.69 diluted earnings per share, for the same quarter in 2003. Included in 2003 earnings was a $.30 basic per share gain on the sale of United’s Valley Bancorp subsidiary in Phoenix, Arizona. Income from continuing operations in 2003 was $1,011,119, or $.41 basic and $.40 diluted earnings per share. Net income for the nine-month period ended September 30, 2004 was $2,933,974 or $1.21 basic and $1.17 diluted earnings per share, compared to net income of $3,859,807 or $1.58 basic and $1.54 diluted earnings per share at September 30, 2003.

Included in the nine month period ended September 30, 2003 is $890,716 of income from discontinued operations or $.36 basis earnings per share. Income from continuing operations for the nine months ended September 30, 2003 was $2,969,091, or $1.22 basic and $1.18 diluted earnings per share.

Net interest income rose to $3.4 million in the quarter ended September 30, 2004, compared to $3.0 million for the quarter ended September 30, 2003. United’s shareholders’ equity was $30.4 million at September 30, 2004, compared to $32.3 million at September 30, 2003, and book value per share was $12.47. Outstanding shares at September 30, 2004 were 2,436,475.

United declared a cash dividend of $.27 per share to shareholders of record on November 17, 2004, payable on December 1, 2004. The annual regular dividend of $1.08 (excluding the special one-time dividend of $1.00 per share declared in April 2004) represents a 4.50% annual yield based on a stock price of $24.00.

Chairman and CEO, Kurt Weise said, “Our strong performance for the quarter was driven by increased net interest income and very good asset quality. Given the significant drop in mortgage refinancing fees, we are quite pleased with our earnings for the quarter. Our excellent staff, including those in our newest office in Billings, continue to build strong customer relationships which will benefit our franchise in the long run.”

United’s net interest income as a percentage of average earning assets increased to 4.35% in the third quarter of 2004 compared to 3.98% in the same quarter in 2003. United’s subsidiary, Heritage Bank, originated $172 million in real estate loans in the first 9 months of 2004 compared to $267 million in real estate loans in the first nine months of 2003. Non-performing loans totaled $.6 million at September 30, 2004, compared to $.4 million at December 31, 2003. United’s 90 days past due and non-accrual loans totaled .22% of total loans as of September 30, 2004, compared to its June 30, 2004 peer of .66%, the most recent peer information available. Management estimates the cost of operations at the new Billings office has reduced earnings by approximately $.08 per share in the first nine months of 2004.

Forward-Looking Statements
When used in this press release, the words or phrases “will likely result in”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “could”, or “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected including general economic conditions, business conditions in the banking industry, the regulatory environment, new legislation, vendor quality and efficiency, employee retention factors, rapidly changing technology and evolving banking industry standards, competitive standards, competitive factors including increased competition among financial institutions and fluctuating interest rate environments. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers should also carefully review the risk factors described in the company’s most recent Annual Report on Form 10-K for the period ending December 31, 2003 and other documents the company files from time to time with the Securities and Exchange Commission.

United Financial Corp. is a bank holding company based in Great Falls, Montana, and is the parent of Heritage Bank, with fifteen locations in Montana.

United Financial Corp.
Financial Highlights (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Income statement amounts
Net interest income	$3,396	$2,980	$9,675	8,786
Provision for losses on loans	—	128	70	703
Noninterest income
Investment securities gains	—	—	213	18
Gain on the sale of loans	747	1,332	1,886	4,087
Other	412	424	1,211	1,029
Noninterest expense	2,927	3,159	8,208	8,627
Earnings before income taxes
and discontinued operations	1,628	1,449	4,707	4,590
Income taxes	614	438	1,773	1,621
Discontinued operations	—	723	—	891
Net earnings	1,014	1,734	2,934	3,860

Per common share data
Net earnings - continuing operations
- basic	$0.42	0.41	1.21	1.22
- diluted	0.40	0.40	1.17	1.18
Net earnings - discontinued operations
- basic	—	0.30	—	0.36
- diluted	—	0.29	—	0.36

Cash dividends	0.27	0.27	1.81	0.63

Book value			12.47	13.22

Balances at end of period
Loans, gross			$265,870	225,860
Allowance for losses on loans			3,733	3,694
Nonperforming assets
Nonaccrual loans			348	479
Foreclosed properties			654	716

Available for sale investment securities			35,497	39,393
Total assets			341,590	307,009
Goodwill and Identifiable Intangible Assets			1,422	1,422
Total deposits			249,249	228,526
Total stockholders' equity			30,375	32,273

Other supplemental information
Net earnings
Return on average assets			1.03%	1.65%
Return on average
common equity			12.64%	16.42%
Allowance for loan losses
to loans			1.40%	1.64%
Common shares outstanding
(end of period, in
thousands)			2,436	2,442

Net interest margin			4.22%	4.01%

Shareholders' equity
to total assets (excluding trust preferred stock)			8.89%	10.51%

Dividend payout ratio			149.59%	39.87%